Exhibit 99.1

MEMORANDUM
TO: Directors and Executive Officers of Harsco Corporation
DATE: May 21, 2021
SUBJECT: Upcoming Blackout Period

This notice is to inform you that, as directors and executive officers of Harsco Corporation (the “Company” or “we”), you will be prohibited from trading in the Company’s common stock during an upcoming blackout period. This blackout period is required in connection with the transition of (i) the Harsco Retirement Savings and Investment Plan; (ii) the Harsco Corporation Savings Plan, and (iii) the Harsco Non-Qualified Retirement Savings & Investment Plan (collectively, the “Plans”), to a new recordkeeper, Principal Financial Group. As a result of the transition to a new recordkeeper, the Plans’ participants will be temporarily unable to obtain loans or distributions from the Plans or reallocate their accounts, including with respect to assets invested in the Company’s stock fund.

The blackout period is currently expected to begin on June 17, 2021, at 4:00 p.m. Eastern Time and to end during the week of June 21, 2021. The exact date on which the blackout period will end is not known at this time because it will depend on when the process of transferring and verifying data to Principal Financial Group is complete.

The blackout period is required in accordance with the Sarbanes-Oxley Act of 2002 and the SEC’s Regulation BTR, which prohibit an issuer’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the issuer, including pursuant to options to acquire shares or other derivative securities, during a blackout period under the issuer’s retirement plans. This trading restriction prohibits directors and executive officers of the Company from trading within the Plans as well as trading outside the Plans. The restriction applies whether or not you are a participant in, or eligible to participate in, the Plans.

The trading prohibition above does not apply, however, to certain transactions, such as qualified Rule 10b5-1 trading plan transactions and bona fide gifts. Although there are certain limited exempt transactions, the rules are complex, and engaging in a transaction that violates the rules could result in both civil and criminal penalties. Please contact the Company’s General Counsel, before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of ordinary shares of the Company during the blackout period or if you believe that a transaction in which you have an interest may occur during the blackout period.

If you have any questions concerning this notice, please contact David Martin by mail at 350 Poplar Church Road, Camp Hill, PA 17011, or by phone at (717) 763-7064. You may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Mr. Martin at the address or telephone number listed above.